Exhibit 99.1

Media	Investors
Janis Allen	Christopher Oltmann
(805) 330-4899	(818) 264-4907

PennyMac Financial Services, Inc. Reports

Second Quarter 2019 Results

Westlake Village, CA, August 1, 2019 – PennyMac Financial Services, Inc. (NYSE: PFSI) today reported net income of $72.7 million for the second quarter of 2019, or $0.92 per share on a diluted basis, on revenue of $303.0 million.  Book value per share increased to $22.72 from $21.72 at March 31, 2019.

Second Quarter 2019 Highlights

•	Pretax income was $99.6 million, up 65 percent from the prior quarter and 33 percent from the second quarter of 2018

O    Driven by strong Production segment performance and disciplined hedging of mortgage servicing rights (MSRs)

•	Production segment pretax income was $98.2 million, up 109 percent from the prior quarter and 417 percent from the second quarter of 2018

O    Total loan acquisitions and originations were $24.1 billion in unpaid principal balance (UPB), up 45 percent from the prior quarter and 51 percent from the second quarter of 2018

O    PFSI’s correspondent interest rate lock commitments (IRLCs)  1 totaled $12.7 billion in UPB, up 64 percent from the prior quarter and 24 percent from the second quarter of 2018

[1]	Consists of correspondent government and non-delegated IRLCs

O    Direct lending IRLCs were $4.1 billion in UPB, up 53 percent from the prior quarter and 129 percent from the second quarter of 2018

O    Correspondent acquisitions of conventional loans fulfilled for PennyMac Mortgage Investment Trust (NYSE: PMT) were $10.7 billion in UPB, up 32 percent from the prior quarter and 99 percent from the second quarter of 2018

•	Servicing segment pretax loss was $2.7 million, down from pretax income of $11.2 million in the prior quarter and $54.6 million in the second quarter of 2018

O    Valuation-related items included a $259.2 million loss in the fair value of MSRs, partially offset by $209.4 million in hedging and other gains; net impact on pretax income was $(49.8) million and on earnings per share was $(0.46)

O    Pretax income excluding valuation-related items was $47.1 million, up 33 percent from the prior quarter and 32 percent from the second quarter of 2018

–    Record quarterly operating profitability driven by a growing servicing portfolio coupled with the ongoing realization of greater scale and cost efficiencies

O    The servicing portfolio grew to $334.5 billion in UPB, up 3 percent from March 31, 2019, and 27 percent from June 30, 2018

•	Investment Management segment pretax income was $4.0 million, up from $2.1 million in the prior quarter and $1.1 million in the second quarter of 2018

O    Revenue of $10.4 million, an increase of 18 percent from the prior quarter and 50 percent from the second quarter of 2018

O    Net assets under management (AUM) were $1.9 billion, up 13 percent from March 31, 2019 and 26 percent from June 30, 2018, driven by $214 million in new common equity raised by PMT during the quarter in light of its significant investment opportunities

“PFSI delivered strong results across all of its business segments in the second quarter with profits driven by record loan production and improved margins, which we continue to see in the current market environment,” said President and CEO David Spector.  “Key to our performance this quarter has been the disciplined focus on and execution of our sophisticated interest-rate risk management strategy, which substantially mitigated the impact of fair value losses on our MSRs resulting from the significant decline in mortgage rates this quarter.  In addition, our servicing portfolio delivered strong operating earnings as we continue to focus on key cost metrics and scale efficiencies.  I am also pleased with the results in our investment management business as PMT’s compelling organic investment strategies provided strong returns and PMT successfully raised new capital for these opportunities.”

The following table presents the contribution of PennyMac Financial’s Production, Servicing and Investment Management segments to pretax income:

	Quarter ended June 30, 2019
	Mortgage Banking			Investment
	Production	Servicing	Total	Management	Total
	(in thousands)
Revenue
Net gains on loans held for sale at fair value	$124,860	$22,673	$147,533	$-	$147,533
Loan origination fees	36,924	-	36,924	-	36,924
Fulfillment fees from PMT	29,590	-	29,590	-	29,590
Net servicing fees	-	59,134	59,134	-	59,134
Management fees	-	-	-	8,832	8,832
Net interest income (expense):
Interest income	18,900	52,000	70,900	-	70,900
Interest expense	13,898	39,015	52,913	11	52,924
	5,002	12,985	17,987	(11)	17,976
Other	117	1,332	1,449	1,539	2,988
Total net revenue	196,493	96,124	292,617	10,360	302,977
Expenses	98,249	98,797	197,046	6,341	203,387
Pretax income	98,244	(2,673)	95,571	4,019	99,590

Production Segment

Production includes the correspondent acquisition of newly originated government-insured mortgage loans for PennyMac Financial’s own account, the underwriting and acquisition of loans from correspondent sellers on a non-delegated basis, fulfillment services on behalf of PMT and direct lending through the consumer direct and broker direct channels.

PennyMac Financial’s loan production activity for the quarter totaled $24.1 billion in UPB, $13.4 billion of which was for its own account, and $10.7 billion of which was fee-based fulfillment activity for PMT.  Correspondent government, non-delegated and direct lending IRLCs totaled $16.7 billion in UPB, up from $10.4 billion in the prior quarter.

Production segment pretax income was $98.2 million, an increase of 109 percent from the prior quarter and 417 percent from the second quarter of 2018.  Production revenue totaled $196.5 million, up 52 percent from the prior quarter and

120 percent from the second quarter of 2018.  The quarter-over-quarter increase resulted from a $58.1 million increase in net gains on loans held for sale, driven primarily by higher production volumes and margins in our consumer direct production channel, leveraging the Company’s scalable mortgage fulfillment platform to address the opportunity provided by lower mortgage rates.

The components of net gains on loans held for sale are detailed in the following table:

	Quarter ended
	June 30,	March 31,	June 30,
	2019	2019	2018
	(in thousands)
Receipt of MSRs in loan sale transactions	$176,493	$114,957	$153,924
Mortgage servicing rights recapture payable to PennyMac Mortgage Investment Trust	(1,408)	(1,123)	(936)
Provision (reversal of liability) for representations and warranties, net	(727)	3,143	143
Cash investment (1)	(49,005)	(23,023)	(106,946)
Fair value changes of pipeline, inventory and hedges	22,180	(9,178)	14,761
Net gains on loans held for sale	$147,533	$84,776	$60,946
Net gains on loans held for sale by segment:
Production	$124,860	$66,721	$33,966
Servicing	$22,673	$18,055	$26,980

(1)	Net of cash hedge expense

PennyMac Financial performs fulfillment services for conventional conforming and jumbo loans acquired by PMT from non-affiliates in its correspondent production business.  These services include, but are not limited to: marketing; relationship management; the approval of correspondent sellers and the ongoing monitoring of their performance; reviewing loan data, documentation and appraisals to assess loan quality and risk; pricing; hedging and activities related to the subsequent sale and securitization of loans in the secondary mortgage markets for PMT.

Fees earned from the fulfillment of correspondent loans on behalf of PMT totaled $29.6 million in the second quarter, up 7 percent from the prior quarter and 103 percent from the second quarter of 2018.  The quarter-over-quarter increase in fulfillment fee revenue was driven by a 32 percent increase in acquisition volumes by PMT, partially offset by the decrease in the weighted average fulfillment fee rate to 28 basis points from 34 basis points in the prior quarter, reflecting discretionary reductions to facilitate successful loan acquisitions by PMT.

Net interest income totaled $5.0 million, a decrease from $10.5 million in the prior quarter and $15.8 million in the second quarter of 2018.  Net interest income included $3.9 million in incentives which the Company received under one of its master repurchase agreements to finance mortgage loans that satisfied certain consumer relief characteristics, down from $9.3 million in the prior quarter and $12.5 million in the second quarter of 2018.  As the Company expected, the lender substantially curtailed the incentives provided under the master repurchase agreement through an orderly wind down of the incentive program during the quarter ended June 30, 2019.

Production segment expenses were $98.2 million, up 20 percent from the prior quarter and 40 percent from the second quarter of 2018 as a result of production volume growth.

Servicing Segment

Servicing includes income from owned MSRs, subservicing and special servicing activities.  Servicing segment pretax loss was $2.7 million, down from pretax income of $11.2 million in the prior quarter and $54.6 million in the second quarter of 2018.  Servicing segment revenues totaled $96.1 million, down 12 percent from the prior quarter and 35 percent from the second quarter of 2018.  The quarter-over-quarter decrease primarily reflects net valuation-related losses resulting from the decline in mortgage rates during the quarter, which were partially offset by increased servicing revenue and economies of scale from a larger servicing portfolio.

Net loan servicing fees totaled $59.1 million and included $218.3 million in servicing fees reduced by $106.8 million from the realization of MSR cash flows.  Net valuation-related losses totaled $52.4 million, which included MSR fair value losses of $259.2 million, partially offset by hedging gains of $203.2 million and a $3.6 million gain due to the change in fair value of the excess servicing spread liability.  The MSR fair value losses primarily resulted from expectations for increased prepayment activity driven by the decrease in mortgage rates in the quarter.

The following table presents a breakdown of net loan servicing fees:

	Quarter ended
	June 30, 2019	March 31, 2019	June 30, 2018
	(in thousands)
Servicing fees (1)	$218,329	$199,377	$161,942
Effect of MSRs:
Realization of cash flows	(106,774)	(92,475)	(65,227)
Change in fair value of MSRs	(259,205)	(164,939)	42,259
Change in fair value of excess servicing spread financing	3,604	4,051	(996)
Hedging gains (losses)	203,180	134,557	(24,289)
Total change in fair value of MSRs	(159,195)	(118,806)	(48,253)
Net loan servicing fees	$59,134	$80,571	$113,689

(1)	Includes contractually-specified servicing fees

Servicing segment revenue also included $22.7 million in net gains on loans held for sale from the securitization of reperforming government-insured and guaranteed loans, compared to $18.1 million in the prior quarter and $27.0 million in the second quarter of 2018.  These loans were previously purchased out of Ginnie Mae securitizations as early buyout loans and brought back to performing status through PennyMac Financial’s successful servicing efforts, primarily with the use of loan modifications.  Net interest income totaled $13.0 million, up from $10.3 million in the prior quarter and $6.7 million in the second quarter of 2018.  Interest income increased by $8.0 million from the prior quarter, primarily driven by higher interest income from custodial deposit balances, while interest expense increased by $5.4 million, driven by higher interest shortfall expense from elevated prepayment activity.

Servicing segment expenses totaled $98.8 million, essentially unchanged from the prior quarter and up 6 percent from the second quarter of 2018.

The total servicing portfolio reached $334.5 billion in UPB at June 30, 2019, an increase of 3 percent from March 31, 2019 and 27 percent from June 30, 2018, with the quarter-over-quarter growth driven by the Company’s loan production activities.  PennyMac Financial subservices and conducts special servicing for $109.1 billion in UPB, an increase of 8 percent from March 31, 2019 and 34 percent from June 30, 2018.  PennyMac Financial’s owned MSR portfolio grew to $225.3 billion in UPB, an increase of 1 percent from the prior quarter end and 24 percent from June 30, 2018.

The table below details PennyMac Financial’s servicing portfolio UPB:

	June 30, 2019	March 31, 2019	June 30, 2018
	(in thousands)
Loans serviced at period end:
Prime servicing:
Owned
Mortgage servicing rights
Originated	$152,546,247	$147,987,738	$132,307,067
Acquisitions	68,153,929	71,846,623	45,957,173
	220,700,176	219,834,361	178,264,240
Mortgage servicing liabilities	1,297,421	1,000,403	1,569,602
Loans held for sale	3,342,187	2,573,121	2,448,908
	225,339,784	223,407,885	182,282,750
Subserviced for Advised Entities	108,856,599	100,939,297	80,359,635
Total prime servicing	334,196,383	324,347,182	262,642,385
Special servicing:
Subserviced for Advised Entities	274,626	348,131	854,994
Total special servicing	274,626	348,131	854,994
Total loans serviced	$334,471,009	$324,695,313	$263,497,379

Loans serviced:
Owned
Mortgage servicing rights	$220,700,176	$219,834,361	$178,264,240
Mortgage servicing liabilities	1,297,421	1,000,403	1,569,602
Loans held for sale	3,342,187	2,573,121	2,448,908
	225,339,784	223,407,885	182,282,750
Subserviced	109,131,225	101,287,428	81,214,629
Total loans serviced	$334,471,009	$324,695,313	$263,497,379

Investment Management Segment

PennyMac Financial manages PMT for which it earns base management fees and may earn incentive compensation.  Net assets under management were $1.9 billion as of June 30, 2019, up 13 percent from March 31, 2019 and 26 percent from June 30, 2018.  The quarter-over-quarter growth was driven by PMT’s issuance of approximately $214 million of common shares during the second quarter.

Pretax income for the Investment Management segment was $4.0 million, up from $2.1 million in the prior quarter and $1.1 million in the second quarter of 2018.  Management fees, which include base management and performance incentive fees from PMT, increased 22 percent from the prior quarter and 56 percent from the second quarter of 2018.  Base management fees were $6.8 million in the quarter, up from $6.1 million in the prior quarter as a result of PFSI’s increased assets under management.  Performance-based incentive fees were $2.0 million, up from $1.1 million in the prior quarter, driven by PMT’s strong performance.  No incentive fees were earned in the second quarter of 2018.

The following table presents a breakdown of management fees and carried interest:

	Quarter ended
	June 30,	March 31,	June 30,
	2019	2019	2018
	(in thousands)
Management fees:
PennyMac Mortgage Investment Trust
Base	$6,839	$6,109	$5,728
Performance incentive	1,993	1,139	-
	8,832	7,248	5,728
Investment Funds	-	-	(64)
Total management fees	8,832	7,248	5,664
Carried Interest	-	-	(168)
Total management fees and Carried Interest	$8,832	$7,248	$5,496

Net assets of Advised Entities:
PennyMac Mortgage Investment Trust	$1,943,934	$1,727,589	$1,545,487
Investment Funds	-	-	765
	$1,943,934	$1,727,589	$1,546,252

Investment Management segment expenses totaled $6.3 million, down 5 percent from the prior quarter and up 9 percent from the second quarter of 2018.  The quarter-over-quarter decrease was related to seasonally higher accruals in the beginning of the year.

Consolidated Expenses

Total expenses for the second quarter were $203.4 million, up 9 percent from the prior quarter and 20 percent from the second quarter of 2018.  The year-over-year change was primarily driven by higher volumes of activity in the Production segment.

***

Executive Chairman Stanford L. Kurland concluded, “PennyMac Financial has built an operating platform that we believe is unmatched in the mortgage industry to handle large, growing volumes of loans at the highest standards of quality and to deliver strong performance across different market environments.  Our ability to react swiftly to the increased opportunity in the loan production market reflects the significant and ongoing investments in technology and operational enhancements, such as in our mortgage fulfillment division, over the past several years.  Given the present market environment, we anticipate exceptional performance for PennyMac Financial to persist throughout the second half of this year, while the continued growth of our servicing portfolio is expected to drive long-term earnings performance.”

Management’s slide presentation will be available in the Investor Relations section of the Company’s website at ir.pennymacfinancial.com beginning at 1:30 p.m. (Pacific Time) on Thursday, August 1, 2019.

About PennyMac Financial Services, Inc.

PennyMac Financial Services, Inc. is a specialty financial services firm with a comprehensive mortgage platform and integrated business focused on the production and servicing of U.S. mortgage loans and the management of investments related to the U.S. mortgage market.  Additional information about PennyMac Financial Services, Inc. is available at ir.pennymacfinancial.com.

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, regarding management’s beliefs, estimates, projections, the recently completed corporate reorganization, the expected benefits and market and financial impact of the reorganization and assumptions with respect to, among other things, the Company’s financial results, future operations, business plans and investment strategies, as well as industry and market conditions, all of which are subject to change.  Words like “believe,” “expect,” “anticipate,” “promise,” “plan,” and other expressions or words of similar meanings, as well as future or conditional verbs such as “will,” “would,” “should,” “could,” or “may” are generally intended to identify forward-looking statements. Actual results and operations for any future period may vary materially from those projected herein and from past results discussed herein. Factors which could cause actual results to differ materially from historical results or those anticipated include, but are not limited to: the continually changing federal, state and local laws and regulations applicable to the highly regulated industry in which we operate; lawsuits or governmental actions that may result from any noncompliance with the laws and regulations applicable to our businesses; the mortgage lending and servicing-related regulations promulgated by the Consumer Financial Protection Bureau and its enforcement of these regulations; our dependence on U.S. government‑sponsored entities and changes in their current roles or their guarantees or guidelines; changes to government mortgage modification programs; the licensing and operational requirements of states and other jurisdictions applicable to the Company’s businesses, to which our bank competitors are not subject; foreclosure delays and changes in foreclosure practices; certain banking regulations that may limit our business activities; changes in macroeconomic and U.S. real estate market conditions; difficulties inherent in growing loan production volume; difficulties inherent in adjusting the size of our operations to reflect changes in business levels; purchase opportunities for mortgage servicing rights and our success in winning bids; changes in prevailing interest rates; increases in loan delinquencies and defaults; our reliance on PennyMac Mortgage Investment Trust (NYSE: PMT) as a significant source of financing for, and revenue related to, our mortgage banking business; any required additional capital and liquidity to support business growth that may not be available on acceptable terms, if at all; our obligation to indemnify third‑party purchasers or repurchase loans if loans that we originate, acquire, service or assist in the fulfillment of, fail to meet certain criteria or characteristics or under other circumstances; our obligation to indemnify PMT if its services fail to meet certain criteria or characteristics or under other circumstances; decreases in the returns on the assets that we select and manage for our clients, and our resulting management and incentive fees; the extensive amount of  regulation applicable to our investment management segment; conflicts of interest in allocating our services and investment opportunities among us and our advised entities; the effect of public opinion on our reputation; our recent growth; our ability to effectively identify, manage, monitor and mitigate financial risks; our initiation of new business activities or investment strategies or expansion of existing business activities or investment strategies; our ability to detect misconduct and fraud; our ability to mitigate cybersecurity risks and cyber incidents; our exposure to risks of loss with real estate investments resulting from adverse weather conditions and man-made or natural disasters; and our organizational structure and certain requirements in our charter documents.  You should not place undue reliance on any forward- looking statement and should consider all of the uncertainties and risks described above, as well as those more fully discussed in reports and other documents filed by the Company with the Securities and Exchange Commission from time to time.  The Company undertakes no obligation to publicly update or revise any forward-looking statements or any other information contained herein, and the statements made in this press release are current as of the date of this release only.

PENNYMAC FINANCIAL SERVICES, INC.

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	June 30,	March 31,	June 30,
	2019	2019	2018
	(in thousands, except share amounts)
ASSETS
Cash	$231,388	$144,266	$189,663
Short-term investments at fair value	75,542	149,372	98,571
Loans held for sale at fair value	3,506,406	2,668,929	2,527,231
Assets purchased from PennyMac Mortgage Investment Trust under agreements to resell pledged to creditors	118,716	125,929	138,582
Derivative assets	168,116	121,153	92,471
Servicing advances, net	271,534	284,230	258,900
Investment in PennyMac Mortgage Investment Trust at fair value	1,637	1,553	1,424
Mortgage servicing rights	2,720,335	2,905,090	2,486,157
Real estate acquired in settlement of loans	8,160	1,690	2,300
Operating lease right-of-use assets	53,977	56,239	-
Furniture, fixtures, equipment and building improvements, net	33,373	33,423	29,607
Capitalized software, net	55,642	45,416	31,913
Receivable from PennyMac Mortgage Investment Trust	34,695	29,951	19,661
Loans eligible for repurchase	1,007,435	1,094,702	879,621
Other	111,420	157,057	85,605
Total assets	$8,398,376	$7,819,000	$6,841,706

LIABILITIES
Assets sold under agreements to repurchase	$2,747,084	$2,151,938	$1,825,813
Mortgage loan participation and sale agreements	523,177	547,879	528,368
Notes payable	1,293,180	1,292,736	1,140,546
Obligations under capital lease	28,295	5,091	13,032
Excess servicing spread financing payable to PennyMac Mortgage Investment Trust at fair value	194,156	205,081	229,470
Derivative liabilities	15,952	17,838	4,094
Operating lease liabilities	73,461	76,373	-
Mortgage servicing liabilities at fair value	12,948	7,844	10,253
Accounts payable and accrued expenses	151,504	162,677	114,409
Payable to PennyMac Mortgage Investment Trust	65,605	76,494	99,309
Payable to exchanged Private National Mortgage Acceptance Company, LLC unitholders under tax receivable agreement	46,537	46,537	46,903
Income taxes payable	441,336	414,636	67,357
Liability for loans eligible for repurchase	1,007,435	1,094,702	879,621
Liability for losses under representations and warranties	18,709	17,982	20,587
Total liabilities	6,619,379	6,117,808	4,979,762

STOCKHOLDERS' EQUITY
Common stock—authorized 200,000,000 shares of $0.0001 par value; issued and outstanding 78,304,899 , 78,317,843 , and 25,008,655 shares, respectively	8	8	3
Additional paid-in capital	1,317,023	1,311,914	229,941
Retained earnings	461,966	389,270	299,951
Total stockholders' equity attributable to PennyMac Financial Services, Inc. common stockholders	1,778,997	1,701,192	529,895
Noncontrolling interests in Private National Mortgage Acceptance Company, LLC	-	-	1,332,049
Total stockholders' equity	1,778,997	1,701,192	1,861,944
Total liabilities and stockholders’ equity	$8,398,376	$7,819,000	$6,841,706

PENNYMAC FINANCIAL SERVICES, INC.

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Quarter ended
	June 30,	March 31,	June 30,
	2019	2019	2018
	(in thousands, except earnings per share)
Revenue
Net loan servicing fees:
Loan servicing fees
From non-affiliates	$180,753	$166,790	$138,871
From PennyMac Mortgage Investment Trust	11,568	10,570	9,431
From Investment Funds	-	-	3
Other fees	26,008	22,017	13,637
	218,329	199,377	161,942
Change in estimated fair value of mortgage servicing rights and excess servicing spread financing	(159,195)	(118,806)	(48,253)
Net loan servicing fees	59,134	80,571	113,689
Net gains on loans held for sale at fair value	147,533	84,776	60,946
Loan origination fees	36,924	23,930	24,428
Fulfillment fees from PennyMac Mortgage Investment Trust	29,590	27,574	14,559
Net interest income:
Interest income	70,900	58,333	55,104
Interest expense	52,924	37,543	32,616
	17,976	20,790	22,488
Management fees, net:
From PennyMac Mortgage Investment Trust	8,832	7,248	5,728
From Investment Funds	-	-	(64)
	8,832	7,248	5,664
Carried Interest from Investment Funds	-	-	(168)
Change in fair value of investment in and dividends received from PennyMac Mortgage Investment Trust	119	192	108
Results of real estate acquired in settlement of loans	743	274	13
Other	2,126	2,350	2,571
Total net revenue	302,977	247,705	244,298
Expenses
Compensation	114,717	106,600	98,540
Servicing	29,008	30,293	28,490
Technology	16,080	15,966	15,154
Loan origination	23,071	14,497	5,144
Occupancy and equipment	7,042	6,776	6,507
Professional services	6,313	5,881	5,587
Other	7,156	7,401	10,178
Total expenses	203,387	187,414	169,600
Income before provision for income taxes	99,590	60,291	74,698
Provision for income taxes	26,894	14,156	6,293
Net income	72,696	46,135	68,405
Less: Net income attributable to noncontrolling interest	-	-	50,568
Net income attributable to PennyMac Financial Services, Inc. common stockholders	$72,696	$46,135	$17,837

Earnings per share
Basic	$0.93	$0.59	$0.71
Diluted	$0.92	$0.58	$0.70
Weighted-average common shares outstanding
Basic	78,335	77,653	24,959
Diluted	79,318	79,286	78,825